Exhibit 8.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avnue of the Americas
New York, New York 10019-6064

(212) 373-3000

(212) 757-3990

www.paulweiss.com

April 12, 2010

Ply Gem Industries, Inc.
5020 Weston Parkway, Suite 400
Cary, NC  27513

Ladies and Gentlemen:

We have acted as United States federal income tax counsel for Ply Gem Industries, Inc. (the “Company”) in connection with its offer to exchange $150,000,000 aggregate principal amount of 13⅛% Senior Subordinated Notes due 2014 (the “Exchange Notes”), for the same aggregate principal amount of substantially identical 13⅛% Senior Subordinated Notes due 2014 that were issued by the Company pursuant to the Offering Memorandum dated as of January 11, 2010 (the “Initial Notes”) in an offering that was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

We have been requested to render our opinion as to certain tax matters in connection with the Registration Statement on Form S-4 (the “Registration Statement”), relating to the registration by the Company of the Exchange Notes to be offered in the exchange offer, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the rules and regulations of the Commission promulgated thereunder (the “Rules”).  Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

Ply Gem Industries, Inc.

In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.  In our examination, we have assumed, without independent verification, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms.  In rendering our opinion we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

The opinion set forth below is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the date hereof.  The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively.  Any change in law or the facts regarding the Exchange Offer, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below.  We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention.

Based upon and subject to the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the statements set forth under the caption “Federal Income Tax Considerations” in the Registration Statement are an accurate general description of the United States federal income tax consequences described therein.  Such statements do not, however, purport to discuss all United States federal income tax consequences and are limited to those United States federal income tax consequences specifically discussed therein and subject to the qualifications set forth therein.

We are furnishing this letter in our capacity as United States federal income tax counsel to the Company.

Ply Gem Industries, Inc.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rikfind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP